LIFE USA

October 27, 2006



Mr. Greg Belliston
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549


Re:     Life USA, Inc. -- File No 0-50294
        14a Proxy Statement

Dear Mr. Belliston:

The Company acknowledges that:

        o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

        o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

        o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


Sincerely,

/s/ Rick N. Newton

Rick N. Newton, P.E.
CEO, Board of Director

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                               www.LifeUSAinc.com